As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-102969

Registration No. 333-128815

Registration No. 333-141545

Registration No. 333-156072

Registration No. 333-169223

Registration No. 333-264032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-102969

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-128815

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-141545

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-156072

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-169223

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-264032

UNDER
THE SECURITIES ACT OF 1933

Revlon, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	13-3662955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 Water Street

New York, New York 10041

212-527-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Kvarda Interim Chief Financial Officer Revlon, Inc. 55 Water Street New York, New York 10041 212-527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:
John C. Kennedy, Esq. Christodoulos Kaoutzanis, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Revlon, Inc., a Delaware corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-3 (File No. 333-102969), originally filed with the SEC on February 5, 2003, registering 21,739,130 shares of Class A common stock, par value $0.01 per share.

2.	Registration Statement on Form S-3 (File No. 333-128815), originally filed with the SEC on October 4, 2005, registering an undetermined number of shares of Class A common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants, subscription rights, stock purchase contracts or stock purchase units.

3.	Registration Statement on Form S-3 (File No. 333-141545), originally filed with the SEC on March 23, 2007, registering 43,000,000 shares of Class A common stock, par value $0.01 per share.

4.	Registration Statement on Form S-3 (File No. 333-156072), originally filed with the SEC on December 11, 2008, registering an undetermined number of shares of Class A common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants, subscription rights, stock purchase contracts or stock purchase units.

5.	Registration Statement on Form S-3 (File No. 333-169223), originally filed with the SEC on September 3, 2010, registering 12,192,398 shares of Class A common stock, par value $0.01 per share.

6.	Registration Statement on Form S-3 (File No. 333-264032), originally filed with the SEC on March 31, 2022, registering an undetermined number of shares of debt securities, Class A common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, depositary shares, warrants, purchase contracts or units.

On June 15, 2022, the Company and certain subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On April 3, 2023, the Bankruptcy Court entered an order confirming the Third Amended Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits and supplements thereto, the “Plan”). The Company will emerge from Chapter 11 bankruptcy as a privately held company.

Pursuant to the Plan, on May 2, 2023 (the effective date of the Plan), the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 2, 2023.

REVLON, INC.

By:	/s/ Matthew Kvarda
Matthew Kvarda
Interim Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-3.